Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated September 29, 2024,

By and Among Elray Resources, Inc.,

as Seller

and

180 Life Sciences Corp.,

as Purchaser

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1.	Definitions.	1

ARTICLE II. THE TRANSACTION; RECITALS		6

2.1.	Purchased Assets.	6
2.2.	Assumed Liabilities.	6
2.3.	Excluded Assets.	6
2.4.	Non-Assignable Assets.	7

ARTICLE III. CONSIDERATION		8

3.1.	Consideration.	8
3.2.	Transfer Taxes; Prorations.	8
3.3.	Other Actions.	8

ARTICLE IV. CLOSING		8

4.1.	Closing.	8
4.2.	Closing Deliveries by Seller.	8
4.3.	Closing Deliveries by Purchaser.	8
4.4.	Closing Deliveries by Seller and Purchaser.	8

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER		9

5.1.	Organization.	9
5.2.	Authority.	9
5.3.	Required Consents.	9
5.4.	No Conflict.	9
5.5.	Litigation.	9
5.6.	No Employees.	10
5.7.	Purchased Assets.	10
5.8.	Brokers.	10
5.9.	Title.	10
5.10.	Intellectual Property.	10
5.11.	Securities Representations.	11
5.12.	Data Room; Information Supplied.	14
5.13.	No Other Representations and Warranties.	14

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		14

6.1.	Organization.	14
6.2.	Purchaser Capitalization.	14
6.3.	Listing and Maintenance Requirements.	14
6.4.	Authority.	14
6.5.	Required Consents.	14
6.6.	No Conflict.	15

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6.7.	Independent Investigation.	15
6.8.	Litigation.	15
6.9.	Status of Purchased Assets.	15
6.10.	Brokers.	15

ARTICLE VII. COVENANTS		15

7.1.	Conduct of Purchased Assets Prior to the Closing.	15
7.2.	Access to Information.	15
7.3.	No Solicitation of Other Bids.	16
7.4.	Notice of Certain Events.	16
7.5.	Confidentiality.	17
7.6.	Closing Conditions.	17
7.7.	Public Announcements.	17

ARTICLE VIII. CONDITIONS TO CLOSING		17

8.1.	Conditions to Obligations of All Parties.	17
8.2.	Conditions to Obligations of Purchaser.	18
8.3.	Conditions to Obligations of Seller.	19
8.4.	Preferred Stock Shares.	20

ARTICLE IX. INDEMNIFICATION		20

9.1.	Survival.	20
9.2.	Indemnification.	20
9.3.	Indemnification Procedures.	21
9.4.	Certain Limitations.	21

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ARTICLE X. TERMINATION		22

10.1.	Termination.	22
10.2.	Effect of Termination.	23

ARTICLE XI. POST-CLOSING OBLIGATIONS		23

11.1.	Assistance with Operations and Development.	23
11.2.	Proxy Statement and Stockholder Meeting.	24
11.3.	Public Announcements.	24
11.4.	No Further Transfer of Purchased Assets.	24

ARTICLE XII. MISCELLANEOUS PROVISIONS		25

12.1.	Amendments and Waivers.	25
12.2.	Notices.	25
12.3.	Governing Law; Assignments Prohibited; Successors and Assigns; No Third-Party Beneficiaries.	26
12.4.	Limitation on Consequential Damages.	26
12.5.	Arm’s Length Negotiations.	27
12.6.	Remedies.	27
12.7.	Dispute Resolution.	27
12.8.	JURY TRIAL WAIVER.	27
12.9.	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.	27
12.10.	Severability; Entire Agreement.	28
12.11.	Interpretation and Construction.	28
12.12.	Expenses of the Parties.	28
12.13.	Further Assurances.	28

Exhibits

A	Certificate of Designations of 180 Life Sciences Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock
B	Purchased Assets
C	Bill of Sale
D	Intellectual Property Assignment

Asset Purchase Agreement
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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of September 29, 2024, by and among Elray Resources, Inc., a Nevada corporation (“Seller”), and 180 Life Sciences Corp., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings specified or referred to in ARTICLE I.

RECITALS

WHEREAS, Seller owns, free and clear of any liens, pledges, pending, threatened or reasonably foreseeable claims, rights of third parties or any other Encumbrances, the assets listed on Exhibit B attached hereto, which shall specifically include all Software Assets (as defined below)(collectively, the “Purchased Assets”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Purchased Assets on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.
DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

(a) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the corollary terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the Preamble (including all schedules and exhibits attached hereto), as amended from time to time.

(c) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law to be closed in the State of California.

(d) “Closing Date” shall have the meaning specified in Section 4.1.

(e) “Closing” shall have the meaning specified in Section 4.1.

Asset Purchase Agreement

(f) “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

(g) “Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

(h) “Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

(i) “Designation” means the Certificate of Designations of 180 Life Sciences Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock, in the form attached hereto as Exhibit A.

(j) “Elray Rights” means the rights of, and ownership of, Seller in, and to, a copy of the Purchased Assets, subject to the Exclusive Rights (as defined in Section 11.5).

(k) “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, third party intellectual property right or claim, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title (including, without limitation, any claim of intellectual property ownership by any Person other than the Seller), condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(l) “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

(m) “Front End” means the user interface (UI) of the website or software program utilizing the Purchased Assets and includes the design and user-friendly interface for the online casino, and would require designing a homepage, game lobby, and user account management system.

(n) “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

Asset Purchase Agreement

(o) “Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

(p) “Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all continuations, continuations-in-part, divisions, reissues, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names (all of the foregoing, whether registered or unregistered), corporate names and limited liability company names, domain names (including www.splitrockcasino.com or any alternative name mutually agreed to by parties), URLs, and social media accounts, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship (whether registered or unregistered) and copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all software and firmware (including data, databases and related documentation), (vi) all documents, records and files relating to, and tangible embodiments of, all intellectual property described in clauses (i) through (v) above; and (vii) all licenses, agreements and other rights in any third party product or any third party intellectual property described in clauses (i) through (v) above, other than any “off the shelf” third party software or related intellectual property.

(q) “Legal Requirement(s)” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Asset Purchase Agreement

(r) “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

(s) “Licensed Intellectual Property” means all Intellectual Property of any third party that is licensed by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

(t) “Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

(u) “Owned Intellectual Property” means all Intellectual Property that is owned or purposed to be owned by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

(v) “Person” shall mean any individual, Entity or Governmental Authority.

(w) “Proceeding” shall mean any material action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(x) “Proxy Approval” means that Purchaser has filed a proxy statement with the SEC, all SEC comments to such proxy statement (if any) have been cleared by Purchaser and such proxy statement has been mailed to all Stockholders of Purchaser.

(y) “Proxy Statement” means the proxy statement to be filed by Purchaser with the SEC and sent to Purchaser’s stockholders in connection with the Stockholder Meeting, the form of which shall be subject to Sellers’ prior written approval (not to be unreasonably delayed or withheld).

(z) “Purchased Assets” shall have the meaning specified in the Recitals.

(aa) “Purchaser” shall have the meaning set forth in the Preamble.

(bb) “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

Asset Purchase Agreement

(cc) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(dd) “Seller” shall have the meaning set forth in the Preamble.

(ee) “Seller Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

(ff) “Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Purchased Assets and/or Seller, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

(gg) “Stockholders Meeting” means the special meeting or annual meeting of the stockholders of Purchaser to be held to consider the approval of the terms of this Agreement and the issuance of Purchaser Common Stock to Sellers upon conversion of the Preferred Stock Shares and upon exercise of the Warrants in accordance with the rules and regulations of the Nasdaq and applicable law.

(hh) “Software Assets” means all Software that forms a part of the Purchased Assets.

(ii) “Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, artwork, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related technical and functional documentation, developer notes, comments, and annotations.

(jj) “Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

(kk) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

Asset Purchase Agreement

(ll) “Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, assignments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction, including, but not limited to the exhibits hereto.

(mm) “Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

(nn) “Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

ARTICLE II.
THE TRANSACTION; RECITALS

2.1. Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in all of the Purchased Assets, and all Intellectual Property associated therewith. Purchaser agrees that Purchaser is receiving a copy of the Purchased Assets from Seller and that Seller will retain the right to use the Purchased Assets, subject to the Exclusive Rights (as defined in Section 11.5).

2.2. Assumed Liabilities. Purchaser shall not assume any liabilities of Seller, except that Purchaser hereby assumes and agrees to pay, perform, and discharge when due any and all Liabilities arising out of or relating to Purchaser’s operation of the Purchased Assets on and after the Closing (collectively, the “Assumed Liabilities”). Other than Assumed Liabilities, Purchaser shall not assume and shall not be liable or responsible for any Liabilities of Seller.

2.3. Excluded Assets. Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include, by way of example and not by way of limitation, all cash, bank and other accounts, intellectual property rights (other than those set out in the Intellectual Property Assignment in the form attached hereto as Exhibit D), social media, websites, URLs and all other assets (other than only the Purchased Assets) owned, licensed and/or operated by Seller. For the avoidance of doubt: (i) the Purchased Assets do not constitute all or substantially all of the assets of Seller and (ii) Purchaser is not purchasing any goodwill related to the Purchased Assets.

Asset Purchase Agreement

2.4. Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Purchased Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in  ARTICLE VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any agreements or in connection with any liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to this Section 2.4, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable law, Seller shall, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.4. Seller shall be permitted to set off against such amounts all reasonable direct costs associated with the retention and maintenance of such Purchased Assets.

Asset Purchase Agreement

ARTICLE III.
CONSIDERATION

3.1. Consideration. Subject to the terms and conditions of this Agreement and subject to the Closing having occurred, the full and complete consideration for the Seller’s full and complete sale, transfer, conveyance, assignment and delivery of all the Purchased Assets to the Purchaser, shall be (a) 1,000,000 shares of Series B Convertible Preferred Stock of the Purchaser (the “Series Preferred Stock”), with such rights and preferences as are set forth in the Designation (the “Preferred Stock Shares”), issuable by the Purchaser to the Seller at the Closing in book-entry/non-certificate form; and (b) warrants to purchase 3,000,000 shares of common stock of the Purchaser, evidenced by the Common Stock Purchase Warrant in the form of Exhibit E hereto (the “Warrants”), which shall have an exercise price equal to the closing sale’s price of the Purchaser’s common stock on the Nasdaq Capital Market on the Closing Date (collectively, (a) and (b), the “Purchase Price”).

3.2. Transfer Taxes; Prorations. Notwithstanding any Legal Requirements to the contrary, Purchaser shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such tax returns and other documentation.

3.3. Other Actions. Purchaser and Seller agree that any Legal Requirements with respect to the transactions contemplated in this Agreement shall be completed at the Closing and that Seller shall, and shall cause its respective Affiliates and representatives at its own expense, to, provide any documents, invoices, bills of sales, assignment documents to transfer assets under Legal Requirements, certifications, procure local notarizations, licenses and regulatory approvals and pay any applicable local taxes (other than in relation to the transfer taxes as set forth in Section 3.2 above), dues, documentary stamps or fees related to, or required in connection with the transactions contemplated in this Agreement, in each case with a view toward providing Purchaser with good, valid, marketable and transferable title to all of the Purchased Assets, free and clear of any Encumbrances.

ARTICLE IV.
CLOSING

4.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such other date as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date.

4.2. Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the Bill of Sale and the Intellectual Property Assignment Agreement, each substantially in the form attached hereto as Exhibit C and Exhibit D, respectively, as well as all source code relating to the Software Assets and the other Purchased Assets to the extent they represent tangible assets.

4.3. Closing Deliveries by Purchaser. At the Closing, Purchaser shall issue to Seller the Preferred Stock Shares and Warrants pursuant to Section 3.1 above.

4.4. Closing Deliveries by Seller and Purchaser. At the Closing, each of Purchaser and Seller shall deliver duly executed other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate for Seller to transfer to Purchaser all of the Purchased Assets in accordance with the terms hereof and consummate the Transaction. Seller shall deliver all of the Purchased Assets to such location as Purchaser shall designate to Seller at or prior to Closing.

Asset Purchase Agreement

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchaser the following as of the date hereof, which shall be automatically deemed to be reconfirmed by the Seller at Closing:

5.1. Organization. Seller is a limited liability company validly organized and existing, and in good standing, under the laws of the State of Nevada.

5.2. Authority. Seller has all of the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to fully and completely perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

5.3. Required Consents. No Consents are required with respect to Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the full and complete consummation of the Transaction.

5.4. No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not: (i) require any consent by, approval of or notice to any Person or Governmental Authority other than as specifically referenced herein; (ii) conflict with or violate any provision of any Legal Requirement or result in the breach of, or constitute a default under any agreement or instrument to which it is a party or violate any judgment or order binding or imposed upon it; and (iii) require any consent or approval of, or filing with or notice to any Governmental Authority or other Person under the provisions of any Legal Requirement applicable to Seller or to the Transaction.

5.5. Litigation. To Seller’s knowledge, there is no Proceeding pending, threatened or reasonably foreseeable against or affecting the Purchased Assets. Seller is not subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction.

Asset Purchase Agreement

5.6. No Employees. There are no employees employed or workers contracted in respect of the Purchased Assets or the business to which such Purchased Assets used as of the date hereof.

5.7. Purchased Assets. The Purchased Assets are sufficient to support the operation of a fully functional online blockchain casino with the underlying blockchain technology and Intellectual Property.

5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Seller. Seller shall be fully responsible for, and shall indemnify Purchaser in connection with, any such fee arrangement.

5.9. Title. Seller, solely and exclusively, has good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any Encumbrances. Seller, solely and exclusively, has the full right and power to sell, convey, assign, transfer and deliver to Purchaser good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any and all Encumbrances. The Purchased Assets are not subject to, or potentially subject to, any preemptive right, right of first refusal or other right or restriction. Upon Closing, Purchaser will be entitled to the continued and sole exclusive ownership, copyright, possession and use of all Purchased Assets, subject to the Elray Rights.

5.10. Intellectual Property.

(c) Seller is not in any material violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Seller Intellectual Property. Seller is not obligated to provide any consideration (whether financial or otherwise) to any Person and no Person is otherwise entitled to any consideration, with respect to any exercise of rights by Seller in the Seller Intellectual Property (other than licenses arising from the purchase of “off the shelf” or other standard products, as set forth in Schedule 5.10).

(d) The use of the Seller Intellectual Property by Seller as currently used and as currently proposed to be used does not infringe any other Person’s Intellectual Property. No written claim (i) challenging the validity, enforceability, effectiveness or ownership of any of the Seller Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Seller Intellectual Property by Seller infringes or has infringed on any other Person’s Intellectual Property has been received by Seller. To Seller’s best knowledge, there is no unauthorized use, infringement, or misappropriation of any of Owned Intellectual Property by any Person.

(e) Seller has taken commercially reasonable steps to protect the proprietary nature of the Seller Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller. To Seller’s best knowledge, no Person has had access to the trade secrets and confidential information owned or used by Seller, other than Persons that (i) have entered into confidentiality and non-disclosure agreements with respect to such trade secrets and confidential information, (ii) have duties of confidentiality to Seller, under state or federal law (including fiduciary duties or professional duties), or (iii) are employees or service providers to Seller. Seller has not notified any Person of, and to Seller’s actual knowledge there is no basis for any notice to any Person with respect to, (y) the unauthorized use or disclosure by such Person of the trade secrets and confidential information owned or used by Seller thereto, including, but not limited to the Purchased Assets, or (z) the breach of any agreement between Seller and any Person relating to the trade secrets and confidential information owned or used by Seller, including, but not limited to the Purchased Assets.

Asset Purchase Agreement

(f) At no time during the conception of or reduction to practice of any Owned Intellectual Property was any developer, inventor or other contributor thereto operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit Seller’s right in such Owned Intellectual Property. There exist no inventions by current or former employees or consultants of Seller made or otherwise conceived prior to their beginning employment or consultation with Seller that have been or are intended to be incorporated into any of the Seller Intellectual Property, other than any such inventions that have been validly and irrevocably assigned or licensed to Seller by written agreement.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other person in respect of Seller’s rights to own or use any Seller Intellectual Property.

5.11. Securities Representations.

(a) Purchase for Own Account. The Preferred Stock Shares and shares of common stock of the Purchaser issuable upon conversion thereof (the “Conversion Shares”), Warrants and shares of common stock of the Purchaser issuable upon exercise of the Warrants (the “Warrant Shares”, and together with the Preferred Stock Shares, Conversion Shares and Warrants, the “Purchaser Securities”) to be issued to Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Disclosure of Information.

(i) Seller has received or has had full access to all the information Seller considers necessary or appropriate to make an informed investment decision with respect to the Preferred Stock Shares and Warrants to be issued to Seller hereunder. Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the Purchaser and the Purchaser Securities, and all such questions, if any, have been satisfactorily answered as of the date of this Agreement.

Asset Purchase Agreement

(ii) Without limiting or reducing in any way Section 5.11(b)(i), above, the Seller acknowledges that it (A) is aware of, has received and had an opportunity to review (x) the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”); and (y) Purchaser’s Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) from January 1, 2024, to the date of this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “180 Life Sciences Group” in the “Name, ticker symbol, or CIK” field, and clicking the “Search” button)(such Annual Report, Quarterly Reports on Form 10-Q and current reports on Form 8-K (collectively, the “SEC Reports”)), in each case (x) through (y), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of Purchaser; and (B) is not relying on any oral representation of Purchaser or any other person, nor any written representation or assurance from Purchaser; in connection with Seller’s acceptance of the Preferred Stock Shares and Warrants and investment decision in connection therewith.

(iii) Illiquid Securities. Seller realizes that the Purchaser Securities cannot readily be sold as they will be restricted securities and therefore the Purchaser Securities must not be accepted unless such Seller has liquid assets sufficient to assure that holding such Purchaser Securities indefinitely will cause no undue financial difficulties and such Seller can provide for current needs and possible personal contingencies.

(iv) Discussions with Advisors. Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Preferred Stock Shares and Warrants for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Preferred Stock Shares and Warrants are a suitable investment for it.

(v) No General Solicitation. Seller has not become aware of and has not been offered the Purchaser Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Seller’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

(vi) No Registration Rights. Seller confirms and acknowledges that Purchaser is not under any obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Purchaser Securities, and such Seller is solely responsible for determining the status, in its hands, of the Purchaser Securities acquired hereunder and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Purchaser Securities.

Asset Purchase Agreement

(vii) Investment Experience. Seller understands that the acquisition of Purchaser Securities involves substantial risk. Seller acknowledges that Seller can bear the economic risk of Seller’s investment in the Purchaser Securities, and has sufficient knowledge and experience in financial or business matters such that Seller is capable of evaluating the merits and risks of this investment in the Purchaser Securities and protecting its own interests in connection with this investment. Seller hereby represents that it is an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

(viii) Required Stockholder Approval. Seller understands that the conversion of the Preferred Stock Shares and the issuance of the Conversion Shares upon conversion thereof, and the exercise of the Warrants, and the issuance of the Warrant Shares upon exercise thereof, will be subject to the approval of such issuances pursuant to the rules and requirements of the Nasdaq Capital Market in all cases, as described in greater detail in the Designation and the Common Stock Purchase Warrant evidencing the Warrants, and such stockholder approval may never be received.

(ix) Restricted Shares. Seller understands that the Purchaser Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 as promulgated under the Securities Act and as presently in effect, and understands the resale limitations imposed thereby and by other applicable provisions of the Securities Act.

(x) Legend. Seller acknowledges and understands that the certificates or book-entry statements evidencing the Purchaser Securities will bear the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY [AND ISSUABLE UPON CONVERSION[EXERCISE] HEREOF] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

Asset Purchase Agreement

5.12. Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Seller (including its Representatives, and Affiliates) to the Purchaser, or its Affiliates or Representatives as part of the due diligence process leading up to the parties entry into this Agreement were and remain accurate and complete in all material respects when provided and as of the Closing Date.

5.13. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Seller and/or the Purchased Assets furnished or made available to Purchaser and its Representatives in any form, any information, documents, or material delivered to Purchaser on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby, or as to the future revenue, profitability, or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller the following as of the date hereof, which shall be automatically deemed to be reconfirmed by the Purchaser at Closing:

6.1. Organization. Purchaser is a corporation registered, incorporated and in good standing in the State of Delaware.

6.2. Purchaser Capitalization. As of the date hereof and the Closing Date, the authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which 1,000,000 shares have been designated as Series A Convertible Preferred Stock (of which none are outstanding), of which one share of preferred stock has been designated as a Class C Special Voting Share, of which none are outstanding, and one share of preferred stock has been designated as a Class K Special Voting Share, of which none are outstanding. As of the date hereof the Purchaser has outstanding 1,026,930 shares of common stock.

6.3. Listing and Maintenance Requirements. The shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Purchaser has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Purchaser received any notification that the Commission is contemplating terminating such registration, except as set forth in the SEC Reports.

6.4. Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transaction have been duly and validly authorized by all requisite action and no other proceeding on the part of Purchaser is necessary to authorize this Agreement and the other Transaction Documents or to fully and completely consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.5. Required Consents. No Consents are required with respect to Purchaser’s execution and delivery of this Agreement, the other Transaction Documents, and the full and complete consummation of the Transaction; provided that the approval of Purchaser’s stockholders is required for the conversion of the Preferred Stock Shares into shares of common stock of the Purchaser and exercise of the Warrants into Warrant Shares, pursuant to the applicable rule and requirements of Nasdaq.

Asset Purchase Agreement

6.6. No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not and will not: (i) require any consent by, approval of or notice to any Person or Governmental Authority other than as specifically referenced herein; (ii) conflict with or violate any provision of any Legal Requirement or result in the breach of, or constitute a default under any agreement or instrument to which it is a party or violate any judgment or order binding or imposed upon it; and (iii) require any consent or approval of, or filing with or notice to any Governmental Authority or other Person under the provisions of any Legal Requirement applicable to Seller or to the Transaction.

6.7. Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of Seller and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE V of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE V of this Agreement.

6.8. Litigation. Purchaser is not subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction.

6.9. Status of Purchased Assets. Purchaser acknowledges that the Purchased Assets do not constitute a fully operational online blockchain casino and a Front End of such casino would need to be built and integrated to the Purchased Assets, the cost of which build is not included in the acquisition of the Purchased Assets.

6.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Purchaser. Purchaser shall be fully responsible for, and shall indemnify Purchaser in connection with, any such fee arrangement.

ARTICLE VII.
COVENANTS

7.1. Conduct of Purchased Assets Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (x) operate the Purchased Assets in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the Purchased Assets.

7.2. Access to Information. From the date hereof until the Closing, Seller shall (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the Purchased Assets and the books and records relating thereto; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Purchased Assets as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Purchaser in its investigation of the Purchased Assets. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Purchased Assets or any other businesses of Seller. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Asset Purchase Agreement

7.3. No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Purchased Assets.

(b) In addition to the other obligations under this Section 7.3, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

7.4. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

Asset Purchase Agreement

(b) Purchaser’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

7.5. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, to the extent permitted by law or Governmental Authority, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.6. Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

7.7. Public Announcements. The Purchaser shall have the sole authority to publicly disclose the terms of this Agreement and the transactions contemplated herein, and the Seller shall not publicly disclose this Agreement or any terms hereof without the prior written consent of the Purchaser.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals, in each case, in form and substance reasonably satisfactory to Purchaser and Seller, and no such consent, authorization, order and approval shall have been revoked.

Asset Purchase Agreement

8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement).

(d) Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Seller Closing Certificate”).

(e) Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Purchaser shall have received an opinion of Hempstead & Co., LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and such other factors deemed relevant by Hempstead & Co., LLC, as set forth in such opinion, the Purchaser Price to be paid by Purchaser is fair, from a financial point of view, to Purchaser.

Asset Purchase Agreement

(h) Seller shall have delivered Purchaser a detailed business plan using a Churn Model detailing expected net profits of the Purchased Assets for the 24 months of operation following the Closing, which model will be based on industry standards (player acquisition costs, and LTV of players) which will support the valuation.

(i) Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect.

8.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in ARTICLE VI shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(d) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(f) Purchaser shall have filed a Listing of Additional Shares notice with Nasdaq disclosing the planned issuance of the Preferred Stock Shares, Conversion Shares, Warrants and Warrant Shares.

Asset Purchase Agreement

(g) Purchaser shall have delivered to Seller a file stamped copy of the Designation as filed with the Secretary of State of Delaware.

(h) Purchaser shall have delivered to Seller a signed copy of the Common Stock Purchase Warrant evidencing the Warrants.

8.4. Preferred Stock Shares. Within three (3) Business Days following the Closing, the Purchaser shall issue the Seller the Preferred Stock Shares and shall provide the Seller a book entry statement showing the issuance thereof.

ARTICLE IX.
INDEMNIFICATION

9.1. Survival. Subject to the limitations set forth in this Agreement, the representations and warranties (other than the Fundamental Representations and Warranties (as defined below)) contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. All Fundamental Representations and Warranties (as defined below) and all related rights to indemnification shall survive the Closing indefinitely. “Fundamental Representations and Warranties” means the applicable party’s representations and warranties set forth in each of Sections 5.1, 5.2, 5.8, 5.9, 6.1, 6.2, 6.4 and 6.9 of this Agreement. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and except for those set forth under ARTICLE IX and ARTICLE XI and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms, or where no term is provided, three years. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

9.2. Indemnification.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising prior to the Closing Date.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Purchaser contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Purchaser contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising on or after the Closing Date.

Asset Purchase Agreement

9.3. Indemnification Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either Sections 9.2(a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under Sections 9.2(a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under Sections 9.2(a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably, based on advice of counsel, concluded that a conflict may arise between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are inconsistent with those available to the Indemnifying Person, the Indemnifying Person or Indemnifying Persons shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Persons or Indemnified Persons (it being understood, however, that the Indemnifying Person shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each relevant jurisdiction)). If any proceeding is settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Person, unless such settlement, compromise or consent (A) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The remedies provided for in this ARTICLE IX are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

9.4. Certain Limitations.

(a) Seller shall not be liable until the aggregate amount of all Damages in respect of indemnification exceeds $25,000. The aggregate amount of all Damages for which Seller shall be liable shall not exceed the Purchase Price. In no event shall Seller be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(b) Purchaser shall not be liable until the aggregate amount of all Damages in respect of indemnification exceeds $25,000. The aggregate amount of all Damages for which Purchaser shall be liable shall not exceed the Purchase Price. In no event shall Purchaser be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Asset Purchase Agreement

ARTICLE X.
TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser by written notice to Seller if:

(v) (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure cannot be cured by Seller by September 30, 2024 (the “Drop Dead Date”); or

(vi) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Purchaser if:

(i)  Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in  ARTICLE VIII and such breach, inaccuracy or failure cannot be cured by Purchaser by the Drop Dead Date; or

(ii)  any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

Asset Purchase Agreement

(d) by Purchaser or Seller in the event that:

(vii) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(viii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(ix) by either party, if there has been a breach of any material representation, warranty, covenant, agreement, or undertaking made by the other party in this Agreement or the other Transaction Documents, which breach, if curable, is not cured within ten (10) calendar days after delivery by the non-breaching party to the breaching party of written notice, which shall specify the nature of such breach and the breaching party’s intention to terminate this Agreement if such breach or failure is not cured (provided, however, that if the cure reasonably requires more than ten (10) days to complete, then the breaching Party shall have an additional five (5) days, provided it timely commences the cure and continues diligently prosecuting the cure to completion); provided further, however, that the non-breaching Party shall be obligated to elect to terminate within ten (10) days of the end of the cure period (if applicable), or else it shall be required to close regardless of such breach.

10.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this ARTICLE X and ARTICLE IX hereof; and (b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE XI.
POST-CLOSING OBLIGATIONS

11.1. Assistance with Operations and Development.

(a) Following the Closing, as part of the Consideration paid by the Purchaser to the Seller, the Seller will provide support and assistance to the Purchaser in connection with the building and launching of a fully operational casino operation utilizing the Purchased Assets, at no cost to the Purchaser for a period of six (6) months following the Closing, provided that such assistance shall not exceed 40 hours per week without the prior written approval of the Seller (the “Post-Closing Assistance”).

Asset Purchase Agreement

(b) The Post-Closing Assistance will also require the Seller to assist the Purchaser with obtaining payment gateways and licensing where required, acknowledging that Purchaser will require a Front End (the “Front-End Development”).

(c) Following the Closing, at the request of the Purchaser, the Seller and Purchaser shall negotiate in good faith to come to agreement on an arrangement whereby Seller will, for an additional cost agreed to by Seller, help Purchaser complete the Front-End Development, or at the request of the Purchaser, Seller shall introduce the Purchaser to a vendor that would sell such a Front End for one or more casinos that will operate on the Purchased Assets at a cost to be agreed between such vendor and the Purchaser, in the Purchasers sole discretion. The Purchaser has sole discretion to determine which, if any, vendor it retains for the Front-End Development.

11.2. Proxy Statement and Stockholder Meeting.

(a) In connection with the Stockholders Meeting, as soon as reasonably practicable following the Closing, Purchaser shall prepare and file with the SEC the Proxy Statement. Purchaser shall use its reasonable best efforts to: (i) cause the Proxy Statement to be mailed to Purchaser’s Stockholders as promptly as practicable following sign off from the SEC on such Proxy Statement, or no later than the twentieth (20th) day after such preliminary Proxy Statement is filed with the SEC, in the event the SEC does not notify the Purchaser of its intent to review such Proxy Statement, and (ii) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act.

(b) Purchaser shall take all action necessary to duly call, give notice of, convene, and hold the Stockholders Meeting as soon as reasonably practicable, and, in connection therewith, Purchaser shall mail the Proxy Statement to the holders of Purchaser Common Stock in advance of such meeting. The Company shall use reasonable best efforts to: (a) solicit from the holders of Purchaser Common Stock proxies in favor of Stockholder Approval; and (b) take all other actions necessary or advisable to secure Stockholder Approval. Purchaser shall keep Seller updated with respect to proxy solicitation results as requested by Seller. Once the Stockholders Meeting has been called and noticed, Purchaser and its Representatives shall not postpone or adjourn the Stockholders Meeting without the consent of Seller (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by Purchaser to comply with applicable law).

11.3. Public Announcements. The Purchaser shall have the sole authority to publicly disclose the terms of this Agreement and the transactions contemplated herein, and the Seller shall not publicly disclose this Agreement or any terms hereof without the prior written consent of the Purchaser.

11.4. No Further Transfer of Purchased Assets. Following the Closing, and in perpetuity the Seller shall never copy, sell, assign, hypothecate, or otherwise transfer the Purchased Assets to any other party, without the prior written consent of the Purchaser, the Purchaser shall be the sole owner of the Purchased Assets, subject to the Elray Rights, and the Seller shall use its commercially reasonable best efforts to ensure that the Purchaser, subject to the Elray Rights, is the sole owner of, and has the sole rights to, the Purchased Assets.

Asset Purchase Agreement

11.5. Rights to Purchased Assets. Seller confirms that no other copies of the Purchased Assets have been sold, or leased, to any Person other than the Purchaser hereunder and that no Person shall be granted or transferred any future rights to the Purchased Assets by or from the Seller, except that the Seller shall be authorized to retain and use the Purchased Assets for its own benefit and utilize such assets to provide SAAS solutions and hosted casino solutions to third party companies. The obligations of the Seller set forth in this Section 11.5 shall survive in perpetuity. The rights of the Purchaser set forth in this Section 11.5 shall be defined as the “Exclusive Rights”.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

12.1. Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.2. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by international overnight courier service (which is mandatory with respect to any other Party not in the sending Party’s country), or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email, with no error/undeliverable message. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 12.2, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 12.2, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or Parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Asset Purchase Agreement

If to Seller:

Attn:	Vincent Cai
General Manager
Elray Resources Inc
3651 Lindell Rd, Ste D131
Las Vegas NV 89103
legal@elraygaming.com

If to Purchaser:

Attn: Blair Jordan

Interim Chief Executive Officer

180 Life Sciences Corp.

3000 El Camino Real, Bldg. 4, Suite 200

Palo Alto, California 94306

Email: bjordan@180lifesciences.com

With copy to (which shall not constitute notice):

The Loev Law Firm, PC

Attn: David M. Loev and John S. Gillies

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Fax: +1 (713) 524-4122

Email: dloev@loevlaw.com; and john@loevlaw.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

12.3. Governing Law; Assignments Prohibited; Successors and Assigns; No Third-Party Beneficiaries. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law, rule or regulation (whether of the State of Delaware or other jurisdiction) which would cause the application of any law, rule or regulation other than of the State of Delaware. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Purchaser. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

12.4. Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

Asset Purchase Agreement

12.5. Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

12.6. Remedies. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief).

12.7. Dispute Resolution. The exclusive venue for all actions or disputes relating to this Agreement or to the Transaction shall be the state or federal courts located in the State of Delaware, and the parties hereto hereby agree (i) to promptly and voluntarily submit to the jurisdiction of such court and (ii) not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

12.8. JURY TRIAL WAIVER. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

12.9. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Asset Purchase Agreement

12.10. Severability; Entire Agreement. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

12.11. Interpretation and Construction. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects. All exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

12.12. Expenses of the Parties. Whether or not the Transaction is consummated, all fees and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

12.13. Further Assurances. Each party agrees to furnish upon request to each other party such further information, to execute and deliver to each other party such other documents and to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

Asset Purchase Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”:

180 Life Sciences Corp.

By:	/s/ Blair Jordan
Name:	Blair Jordan
Title:	Interim Chief Executive Officer

“Seller”:

Elray Resources, Inc.

By:	/s/ Anthony Goodman
Name:	Anthony Goodman
Title:	CEO

Asset Purchase Agreement

EXHIBIT A

[See attached Form of Designation of Series B Convertible Preferred Stock]

A-1

EXHIBIT B

PURCHASED ASSETS

The Purchased Assets include:

Source code:

1.	Back-End to support Blockchain casino operations. A server/cloud server infrastructure, database, and blockchain payment processing system specifically for casino game programming, fully secure and scalable.

2.	Blockchain to FIAT Seamless Exchange Technology: Allows players to deposit and withdraw in Crypto or blockchain currency and at the same time maintain the wallets as well as the gaming sessions where the player can only play in FIAT. This is proprietary tech and not easily accessible. Games by third parties only operate in FIAT but Blockchain casinos only accept Crypto hence the need for this advanced tech.

3.	Blockchain APIS’ for Payment Gateway Integration. Integrates reliable FIAT to Blockchain and Blockchain to FIAT payment gateways to facilitate deposits and withdrawals but to maintain Online Casino system operation blockchain only. Support various payment methods, including credit cards, e-wallets, and multiple cryptocurrencies.

4.	Player Account Management. Creates a system to manage player accounts securely, includes registration, login, and player profile management, KYC and AML functionality.

5.	Loyalty Systems specific to blockchain users: Is a CRM system that communicates with players and creates loyalty and higher LTV

6.	Affiliate Tracking System: This system provides an ability to track incoming traffic and registrations and allows casino to pay referral fees and royalties to agents or affiliates and understand where traffic originates from And all Intellectual Property and source code associated therewith.

Purchased Assets will not include Front-End Development.

B-1

EXHIBIT C

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Elray Resources, Inc., a Nevada corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to 180 Life Sciences Corp., a company incorporated in the State of Delaware (“Purchaser”), all of its right, title, and interest in and to the Purchased Assets, as such term is defined in the Asset Purchase Agreement, dated as of September 27, 2024 (the “Purchase Agreement”), by and between Seller and Purchaser, to have and to hold the same unto Purchaser, its successors and assigns, forever.

Seller for itself, its successors and assignees, hereby covenants and agrees that, at any time and from time to time upon the written request of Purchaser, Seller will, at its own expense do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Purchaser in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Purchaser, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of September 27, 2024.

SELLER:

ELRAY RESOURCES, INC.

By:	/s/ Anthony Goodman
Name:	Anthony Goodman
Title:	CEO

C-1

EXHIBIT D

[See attached]

Intellectual Property Purchase Agreement

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment”), dated as of September 27, 2024, is made by Elray Resources, Inc., a Nevada corporation (“Seller”), in favor of 180 Life Sciences Corp., a Delaware corporation (“Purchaser”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Purchaser and Seller, dated as of September 27, 2024 (the “Asset Purchase Agreement”). Certain capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Asset Purchase Agreement.

WHEREAS, under the terms of the Asset Purchase Agreement, Seller has conveyed, transferred, and assigned to Purchaser, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment, for recording with the United States Patent and Trademark Office, the United States Copyright Office, and corresponding entities or agencies in any applicable jurisdictions;

NOW THEREFORE, Seller agrees as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Purchaser all of Seller’s right, title, and interest in and to the following (the “Assigned IP”):

(a) the unregistered trademarks owned by the Seller relating to the Purchased Assets (the “Trademarks”), with the use of, and symbolized by, the Trademarks, and the copyright owned by the Seller in connection with the Purchased Assets and associated content in the relevant recognized assets (the “Copyrights,” and, together with the Trademarks, the “Intellectual Property”) as set forth on Exhibit B to the Asset Purchase Agreement;

(b) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

Intellectual Property Purchase Agreement

2. Recordation and Further Actions. Seller hereby authorizes the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office, the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Purchaser. Following the date hereof, Seller shall take such steps and actions, and provide such cooperation and assistance to Purchaser and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Assigned IP to Purchaser, or any assignee or successor thereto.

3. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this IP Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Purchaser with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4. Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5. Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of DELAWARE, without giving effect to any choice or conflict of law provision or rule (whether of the State of DELAWARE or any other jurisdiction).

Intellectual Property Purchase Agreement

IN WITNESS WHEREOF, Seller has duly executed and delivered this IP Assignment as of the date first above written.

SELLER:

ELRAY RESOURCES, INC.

By:	/s/ Anthony Goodman
Name:	Anthony Goodman
Title:	CEO

Address for Notices:

ELRAY RESOURCES, INC.

Attention: Vincent Cai
E-mail: Legal@elraygaming.com

Intellectual Property Purchase Agreement

EXHIBIT E

[See attached]

Common Stock Purchase Warrant

E-1